U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2007

GREAT CHINA INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

0-23015
(Commission File No.)

Nevada	87-0450232
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

C Site 25-26F Presidential Building, No. 69 Heping North Street
Heping District, Shenyang 110003, Peoples Republic of China
(Address of principal executive offices)

0086-24-2281388
(Registrant’s telephone number)

Not applicable
(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 21, 2007, Shenyang Maryland International Industry Co., Ltd. (“Shenyang”), an indirect wholly-owned subsidiary of Great China International Holdings, Inc. (the “Company”), closed funding under a loan agreement dated June 18, 2007 (the “Loan Agreement”) with Shenyang City Commercial Bank (Holdings) Co., Ltd. (Zhongshan Branch) (the “Bank”) whereby the Bank agreed to loan RMB 40,000,000, or approximately US$5,243,000 (the “Loan”), to Shenyang for use in connection with renovation of the Company’s President Building in Shenyang City, repurchase of assets from the Industrial and Commercial Bank of China and development of the Company’s Olympic Center project. A copy of an English translation of the Loan Agreement is filed herewith as Exhibit 10.1.

The principal amount of the Loan bears interest at 8.775%, which is payable quarterly, and the principal amount of the Loan, along with any accrued interest, is due on June 12, 2009. The Loan Agreement provides that Shenyang must notify the Bank of certain material changes in Shenyang’s business that may occur during the term of the Loan Agreement, provides for penalties in the event of various events of default, and also provides that the amount of the Loan is secured by a pledge of property owned by Shenyang. This pledge was made pursuant to a Loan Pledge Agreement dated June 18, 2007 (the “Pledge Agreement”) which pledges (mortgages) part of the President Building as security for payment of the Loan. A copy of the Pledge Agreement is filed herewith as Exhibit 10.2.

Item 9.01	Financial Statements and Exhibits

The following are filed as exhibits to this report:

Exhibit No.	Description of Document

10.1	Loan Agreement dated June 18, 2007 between Shenyang Maryland International Industry Co., Ltd. and Shenyang City Commercial Bank (Holdings) Co., Ltd, Zhongshan Branch

10.2	Loan Pledge Agreement dated June 18, 2007 between Shenyang Maryland International Industry Co., Ltd. and Shenyang City Commercial Bank (Holdings) Co., Ltd, Zhongshan Branch

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great China International Holdings, Inc.

Date: June 25, 2007	By:	/s/ Frank Jiang
Frank Jiang, Chief Executive Officer